EXHIBIT 14

                               Ethical Practices

Blackhawk Bancorp, Inc. and Blackhawk State Bank expect all employees to always do what is legal, ethical and honest. You are here to do your very best work and to cooperate for the benefit of the bank, just as the bank and your co-workers work and cooperate to assure the benefit of all. You will not intentionally do anything that damages the trust of the bank, your co-workers, or our customers and clients.

You are not to knowingly violate any law when performing your duties for the bank. You are not to lie to, mislead, cheat or steal property or belongings from co-workers, clients or customers, the bank, or people or firms and organizations with which we do business. You are not to accept gifts, gratuities, or favors from outside vendors or from firms or organizations which do business with or which hope to do business with the bank. You are not to make decisions or take actions that are caused by or influenced by offers or gifts, gratuities or favors to your own family members or friends.

There may be times when an employee is faced with an actual or potential conflict of interest. If this occurs, you are to reject the opportunities offered by conflicts of interest and are at all times to perform and make decisions that are in the best interests of the bank. If you have any questions on this policy, please talk with your immediate supervisor.

You are expected to provide any necessary information, to the appropriate parties, to ensure that bank reports or disclosures, whether for internal or public distribution, are full, fair, accurate and timely, and to cooperate in their preparation. You will also keep confidential our company information, refrain from trading in Blackhawk Bancorp, Inc. stock if you are aware of material confidential information about Blackhawk Bancorp, Inc. or the bank; and comply with all requirements governing transactions in Blackhawk Bancorp, Inc., as outlined in the Statement of Corporate Policy.

If you do not behave fairly, honestly or ethically when performing duties for the bank, you will be subject to discipline, up to and including termination. Any employee who witnesses illegal, unethical or dishonest actions by another employee is to immediately report such information to his/her supervisor or to another member of management. Alternatively, employees may confidentially report such information to the Internal Auditor or any member of the Audit Committee of the Board of Directors following the Financial Integrity Policy and Employee Complaint Process ("Whistleblower Policy"), as outlined in section 2.26 of the Employee Handbook.